UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2014

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12173	36-4094854
(Commission File Number)	(IRS Employer Identification No.)

30 South Wacker Drive, Suite 3550 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 573-5600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2014, Peter B. Pond notified the Board of Directors (the “Board”) of Navigant Consulting, Inc. (the “Company”) that he will retire from the Board effective June 1, 2014. Mr. Pond’s retirement is not due to any disagreement with the Company or the Board.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 15, 2014, the Company held its 2014 Annual Meeting of Shareholders. At the meeting, the Company’s shareholders voted on four proposals. All of the director nominees were elected and all other proposals submitted to the Company’s shareholders were approved. Set forth below is the number of votes cast for or against each proposal and the number of abstentions and broker non-votes with respect to each proposal.

		For	Against	Abstain	Broker Non-Votes
Proposal 1:	Election of directors

Lloyd H. Dean		43,045,882	585,645	105,627	2,726,346
Julie M. Howard		41,635,612	1,548,487	553,055	2,726,346
Stephan A. James		40,801,333	2,832,262	103,559	2,726,346
Samuel K. Skinner		42,541,129	1,091,899	104,126	2,726,346
Governor James R. Thompson		42,254,635	1,378,944	103,575	2,726,346
Michael L. Tipsord		43,316,128	316,900	104,126	2,726,346

Proposal 2:	Amendment to the Company’s Restated Certificate of Incorporation to increase the maximum size of the Company’s Board of Directors	43,595,780	122,278	19,096	2,726,346

Proposal 3:	Advisory vote on executive compensation	42,815,240	857,449	64,465	2,726,346

Proposal 4:	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014	45,761,524	694,759	7,217	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: May 16, 2014	By:	/s/ Monica M. Weed
	Name:	Monica M. Weed
	Title:	Executive Vice President, Secretary and General Counsel